SUBSCRIPTION AGREEMENT


DATE:  February 25, 2000

PARTIES:

         Brett A. Shockley                                ("Shockley")

         Loren A. Singer, Jr.                               ("Singer")

         Todd A. Parenteau                               ("Parenteau")

         Spanlink Acquisition Corp                             ("SAC")

RECITALS:

         A. SAC has entered into an Agreement and Plan of Merger dated the date hereof between Cisco, SAC and Spanlink Communications, Inc. (the "Merger Agreement") pursuant to which SAC proposes to make a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the "Offer") to purchase all of the shares of common stock of Spanlink Communications, Inc. (the "Company"). All capitalized terms not defined in this Agreement shall have the meanings set forth in the Merger Agreement.

         B. SAC has authorized capital stock of 20,000,000 shares of Common Stock, no par value, (the "SAC Common Stock") and 5,000,000 undesignated shares, from which SAC's Board of Directors has by resolution created a class of Series A Preferred Stock (the "SAC Preferred Stock") and no shares of either SAC Common Stock or SAC Preferred Stock are outstanding.

         C. In connection with the transactions contemplated by the Merger Agreement, Shockley, Singer and Parenteau desire to purchase shares of SAC Common Stock according to the terms set forth herein. Shockley, Singer and Parenteau are herein collectively referred to as the "Subscribers."

AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                               Stock Subscription

         1.1 Purchase of SAC Common Stock. At such time as SAC becomes obligated pursuant to the Merger Agreement to purchase all shares of the Company's Common Stock which have been tendered in response to the Offer, and immediately prior to or concurrently with the closing of such purchase in connection with the Offer, each of Shockley, Singer and Parenteau shall transfer to SAC that number of shares of the Company's Common Stock set forth opposite his name in the table below, which represents ninety (90) percent of the issued and outstanding shares of the Company's Common Stock that he owns of record or beneficially. Such transfer shall be effected by the delivery to SAC of certificates representing the shares of the Company's Common Stock to be transferred together with appropriate stock powers naming SAC as transferee. In exchange for such transfer of Company Common Stock, SAC shall issue to each of Shockley, Singer, and Parenteau that number of shares of SAC Common Stock set forth opposite his name in the table below, which shall result in Shockley, Singer and Parenteau having control of SAC following such transaction. The parties intend that no gain or loss shall be recognized by Shockley, Singer and Parenteau in connection with this transfer pursuant to ss.351 of the Internal Revenue Code.

         Transferor              Company Shares to be        SAC Shares to be
                                  Contributed to SAC        Issued in Exchange

       Brett A. Shockley             810,000 shares            810,000 shares
       Loren A. Singer, Jr.          810,000 shares            810,000 shares
       Todd A. Parenteau             810,000 shares            810,000 shares

         1.2 Restriction on Tender of Shares. Each of Shockley, Singer and Parenteau shall tender for purchase in the Offer no more than 90,000 of the issued and outstanding shares of the Company's Common Stock of which he is the record or beneficial owner.

         1.3 Additional Director. Upon closing of the transactions contemplated by this Article, Shockley, Singer and Parenteau, as the holders of all of the outstanding voting stock of SAC, shall elect a designee to be named by Cisco as an additional member of SAC's Board of Directors.


                                   ARTICLE II
                      Representations and Warranties of SAC

         SAC represents and warrants to the Subscribers that:

         2.1 Organization and Authority. SAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to enter into this Subscription Agreement and to consummate the transactions contemplated hereby. SAC has all requisite corporate power and authority to issue and sell the SAC Common Stock and the SAC Preferred Stock contemplated hereby and otherwise to carry out the transactions contemplated hereby.

         2.2 Capitalization. SAC has authorized capital stock of 20,000,000 shares of SAC Common Stock and 5,000,000 undesignated shares. The Board of Directors of SAC has adopted a resolution creating a class of Series A Preferred Stock but has not yet filed such resolution with the Minnesota Secretary of State. All of the shares of SAC Common Stock issuable hereunder shall be validly issued, fully paid and nonassessable as and when delivered by SAC in accordance with Article I.

         2.3 Valid, Binding Agreement. This Subscription Agreement is a valid and binding agreement of SAC, enforceable against SAC in accordance with its terms.


                                   ARTICLE III
                Representations and Warranties of the Subscribers

         The Subscribers hereby represent and warrant as follows:

         3.1 Access to Information. SAC has made available to the Subscribers, for a reasonable time prior to the date hereof, an opportunity to ask questions and receive answers concerning the terms and conditions of the Subscriber's investment in the SAC Common Stock and the SAC Preferred Stock and to obtain any additional information which SAC possesses or can acquire without unreasonable effort or expense, and each Subscriber has received all additional information requested by the Subscriber. Each Subscriber has had access to such financial and other information as is necessary in order for the Subscriber to make a fully-informed decision as to his or its investment in SAC Common Stock or SAC Preferred Stock.

         3.2 No Registration. The Subscribers have been advised that the shares of SAC Common Stock and SAC Preferred Stock have not been registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 ACT") and, therefore, cannot be resold unless they are registered under the 1933 Act or unless an exemption from registration is available.

         3.3 Purchase for Investment. Each Subscriber, with respect to all the shares of SAC Common Stock or SAC Preferred Stock to be purchased by the Subscriber, is purchasing the SAC Common Stock or SAC Preferred Stock for such Subscriber's own account, in each case for investment and not with a view to, or for resale in connection with, the distribution thereof or with any present intention of distributing or reselling any thereof.

         3.4 Business and Financial Experience, Etc. Each Subscriber has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of Subscriber's investment in SAC Common Stock or SAC Preferred Stock and is aware that the Subscriber must bear the economic risk of such investment for an indefinite period of time.

         3.5 Accredited Investor. Each Subscriber is an accredited investor as that term is defined in Rule 501(a) of Regulation D under the 1933 Act because each Subscriber is a director of SAC.


                                   ARTICLE IV
                  Restrictions on Transfer of SAC Common Stock

         Each Subscriber hereby agrees that each outstanding certificate representing shares of SAC Common Stock and SAC Preferred Stock to be delivered at the Closing shall bear endorsements reading substantially as follows:

         The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred, sold or otherwise disposed of except while such a registration is in effect or pursuant to an exemption from registration under said Act.


                                    ARTICLE V
                            Miscellaneous Provisions

         5.1 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota. This Agreement cannot be changed orally and can only be changed by an instrument in writing signed by the parties hereto.

         5.2 Notices. All notices, statements, instructions, or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first class mail, postage pre-paid and either certified or registered, return receipt requested and addressed to SAC at its principal offices and the Subscribers at their address as set forth below:

         Brett A. Shockley
         7125 Northland Terrace
         Minneapolis, MN 55428

         Loren A. Singer, Jr.
         7125 Northland Terrace
         Minneapolis, MN 55428

         Todd A. Parenteau
         7125 Northland Terrace
         Minneapolis, MN 55428

         Each of the Subscribers by written notice given to SAC in accordance with this Section 5.2 may change the address to which notices, statements, instructions or other documents are to be sent to such Subscriber. All notices, statements, instructions, and other documents hereunder that are mailed shall be deemed to have been given on the date of mailing. Pursuant to this Agreement any notices required to be given by any Shareholder to any other Shareholder, such Shareholder may request from SAC a list of address of all Shareholders of SAC, which list shall be promptly furnished to such Shareholder.

         5.3 Counterparts. This Agreement and the Merger Agreement constitute the entire Agreement between the parties relating to the subject matter hereof and supersede all other agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. This Agreement maybe executed by one or more of the parties hereto and any number of counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

         5.4 Assignment. This Agreement is not assignable by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                           BRETT A. SHOCKLEY


                                           /s/ Brett A. Shockley


                                           LOREN A. SINGER, JR.


                                           /s/ Loren A. Singer, Jr.


                                           TODD A. PARENTEAU


                                           /s/ Todd A. Parenteau


                                           SPANLINK ACQUISITION CORP.


                                           /s/ Brett A. Shockley
                                           By:  Brett A. Shockley,
                                                Chief Executive Officer